Exhibit 3.1

CERTIFICATE OF FORMATION

OF

GREENBACKER RENEWABLE ENERGY COMPANY LLC

ARTICLE 1.

NAME

The name of the limited liability company (the “Company”) is Greenbacker Renewable Energy Company LLC.

ARTICLE 2.

REGISTERED AGENT

The address of the registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name of the registered agent at such address is Corporation Service Company.

ARTICLE 3.

DURATION

The Company shall have perpetual duration, unless terminated in accordance with the Limited Liability Company Act of the State of Delaware (the “Act”) or the operating agreement of the Company.

ARTICLE 4.

PURPOSE

The purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be organized under the Act.

IN WITNESS WHEREOF, this Certificate has been executed as of this 4th day of December, 2012, by the undersigned authorized signatory who affirms that, to the best of his knowledge and belief, the facts stated herein are true.

/s/ David Sher

David Sher

Authorized Signatory